EXHIBIT 99.1

November 20, 2014                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL, INC.
RAISES QUARTERLY DIVIDEND,
ANNOUNCES ANNUAL SHAREHOLDER MEETING DATE

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today declared a quarterly cash dividend on shares of its common stock of $0.18 per share, up from $0.16 per share in the previous quarter, payable on January 15, 2015, to shareholders of record on January 2, 2015.

The Board also announced that the 2015 Annual Meeting of Shareholders will be held Thursday, February 19, 2015, at 4:30 p.m. ET, at Raymond James Financial’s headquarters in St. Petersburg. Shareholders of record as of December 29, 2014, will be entitled to notice of, and to attend and vote at, the Annual Meeting.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (“RJF” or the “Company”) is a leading diversified financial services company headquartered in St. Petersburg, Florida providing private client, capital markets, asset management, banking and other services to individuals, corporations and municipalities predominantly in the United States and Canada.  Its principal wholly owned subsidiaries include Raymond James & Associates, Inc., Raymond James Financial Services, Inc., Raymond James Financial Services Advisors, Inc., Raymond James Ltd., Eagle Asset Management, Inc., and Raymond James Bank, N.A.  The Company has more than 6,200 financial advisors serving in excess of 2.5 million client accounts in more than 2,500 locations. Total client assets are approximately $480 billion. Established in 1962 and public since 1983, the Company has been listed on the New York Stock Exchange since 1986 under the symbol “RJF”. Additional information is available at www.raymondjames.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.